UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  December 17, 2007

REDDY ICE HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-32596	56-2381368
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

8750 North Central Expressway, Suite 1800

Dallas, Texas  75231

(Address of principal executive offices)

Registrant’s telephone number, including area code:  (214) 526-6740

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

As previously disclosed on a Current Report on Form 8-K filed on August 16, 2007, on July 23, 2007, the Compensation Committee of the Board of Directors of Reddy Ice Holdings, Inc. (the “Company”) approved an amendment to the vesting provisions of certain restricted stock units (“RSUs”) issued pursuant to the Company’s Long-Term Incentive and Share Award Plan, as amended, and held by those officers and directors of the Company who are considered “Designated Insiders” for purposes of the Company’s Insider Trading Policy.  The amendment provided that, subject to the consent of the applicable officer or director, such individual’s RSUs which had been scheduled to vest on August 12, 2007 would not vest until the earliest of (i) the closing of the merger pursuant to the agreement and plan of merger dated as of July 2, 2007 among the Company, Frozen, LLC, Hockey Parent Inc. and Hockey MergerSub, Inc. (the “Merger Agreement”), (ii) the second business day following public announcement of the termination of the Merger Agreement and (iii) December 31, 2007.

On December 15, 2007, the Compensation Committee approved the acceleration of the vesting of the RSUs which were subject to deferred vesting pursuant to the July 23, 2007 amendment, with such vesting to occur on December 17, 2007, in order to accommodate the Company’s year end payroll processing requirements.

Item 8.01.	Other Events.

On December 17, 2007 the Company issued a press release announcing that its board of directors had declared a quarterly cash dividend on its common stock for the period from October 1, 2007 to December 31, 2007, in the amount of $0.42 per share, payable on or about January 15, 2008, to stockholders of record as of December 31, 2007.  A copy of the press release is attached hereto as Exhibit 99.1, which is incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(d)  Exhibits.

99.1†	Press Release dated December 17, 2007.

†	Filed herewith.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:       December 18, 2007

REDDY ICE HOLDINGS, INC.

By:	/s/ Steven J. Janusek
	Name:	Steven J. Janusek
	Title:	Chief Financial and Accounting Officer